Aflac Incorporated 2nd Quarter 2009 Form 10-Q
EXHIBIT 10.4
FIRST AMENDMENT TO THE
AFLAC INCORPORATED EXECUTIVE DEFERRED COMPENSATION PLAN
(as amended and restated effective January 1, 2009)
     THIS FIRST AMENDMENT to the Aflac Incorporated Executive Deferred Compensation Plan (the “Plan”) is made effective as of June 1, 2009, by the Administrative Committee of the Plan (the “Administrative Committee”).
WITNESSETH:
     WHEREAS, Aflac Incorporated has previously established the Plan for the benefit of its eligible employees and their beneficiaries; and
     WHEREAS, pursuant to Section 10.1 of the Plan, the Administrative Committee is authorized to amend the Plan; and
     WHEREAS, Section 4.1 of the Plan allows the Investment Committee of the Plan to change, add or remove the investment funds available under the EDCP, on a prospective basis, at any time and in any manner it deems appropriate;
     WHEREAS, the Investment Committee has determined that no further investments in the Aflac Incorporated stock fund may be made on or after June 1, 2009, including reinvestment of cash dividends on Aflac Incorporated company stock into the company stock fund;
     WHEREAS, the Administrative Committee wishes to amend the Plan to implement the changes approved by the Investment Committee;
     NOW, THEREFORE, the Plan is hereby amended as follows:
1.	Section 3.6(b) is amended to read as follows:
     (b) Cash Dividends. For Company Stock Units that have been credited to a Participant’s Account on or before a record date for Company Stock cash dividends and that remain credited to his Account through the corresponding dividend payment date, the Administrative Committee shall credit to such Participant’s Account (in the subaccount where the related Company Stock Units are held) a dollar amount equal to the amount of cash dividends that would have been paid on his Company Stock Units if each Company Stock Unit constituted one share of Company Stock. Such dollar amount then will be deemed invested as directed by the Investment Committee.

     IN WITNESS WHEREOF, an officer of Aflac Incorporated has executed this Amendment as of the date written below.

AFLAC INCORPORATED
By:	/s/ Casey Graves

Title:	VP HR Support

Date:	May 26th, 2009

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